CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We hereby consent to the incorporation by reference in this Registration Statement on Form N-1A of our reports dated December 21, 2012, relating to the financial statements and financial highlights which appear in the October 31, 2012 Annual Reports to Shareholders of Goldman Sachs Rising Dividend Growth Fund and Goldman Sachs Income Builder Fund, and of our report dated November 20, 2012, relating to the financial statements and financial highlights which appear in the September 30, 2012 Annual Report to Shareholders of Goldman Sachs Rising Dividend Growth Fund, which are also incorporated by reference into the Registration Statement. We also consent to the references to us under the headings “Financial Highlights” in the Prospectus, and under the headings “Independent Registered Public Accounting Firm” and “Financial Statements” in the Statement of Additional Information.

Pricewaterhousecoopers LLP

Boston, Massachusetts

January 28, 2013